Exhibit 10.28

EXECUTION VERSION

CONSULTING AGREEMENT AND GENERAL RELEASE

This CONSULTING AGREEMENT AND GENERAL RELEASE (this “Agreement”), by and between FairPoint Communications, Inc. (the “Company”), and David L. Hauser (“Hauser”), is being offered to Hauser on August 16, 2010, and may be accepted by Hauser by signing the Agreement without change and returning it by mail to the Company at 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202, Attn: General Counsel, or by telecopy to (704) 344-1594, Attn: General Counsel, with a copy by mail, so that it is received by no later than the close of business on September 6, 2010 (the “Release Expiration Date”).

RECITALS

WHEREAS, Hauser and the Company are parties to an employment agreement dated June 11, 2009, pursuant to which Hauser has served as Chairman and Chief Executive Officer of the Company, as well as the Restricted Stock Award Agreement, the Non-Qualified Stock Option Award Agreement, the Performance Unit Award Agreement for Performance Period Beginning July 1, 2009 and Ending December 31, 2010, and the Performance Unit Award Agreement for Performance Period Beginning July 1, 2009 and Ending December 31, 2011, in each case dated July 1, 2009, pursuant to which Hauser was granted equity-based incentive awards (collectively, the “Employment Agreement”);

WHEREAS, subject to Section 3(a) below, Hauser and the Company desire to enter into a mutually satisfactory arrangement concerning Hauser’s separation from service as an employee and director of the Company and his commencement of a consulting arrangement with the Company;

WHEREAS, this Agreement contains a mutual general release of claims, and by delivery hereof, Hauser is hereby notified and acknowledges his understanding that Hauser’s execution of this Agreement is required for Hauser to receive any of the payments and benefits set forth herein; and

WHEREAS, the parties intend for this Agreement to supersede all prior agreements that Hauser has with the Company, including without limitation the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Hauser and the Company hereby agree as follows:

Section 1.               Conditions to Agreement.  The terms, conditions and obligations set forth in this Agreement shall be subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The date of such approval is referred to herein as the “Approval Date”.

Section 2.               Opportunity for Review; Acceptance.  Hauser shall have until the Release Expiration Date to review and consider this Agreement.  Should Hauser execute this Agreement and deliver it to the Company prior to the Release Expiration Date (the date on which this Agreement is executed and delivered to the Company being the “Execution Date”), he shall have an additional seven (7) days from the Execution Date to revoke this Agreement by providing written notice to the Company’s General Counsel prior to the expiration of such seven (7) day period.  Absent any such revocation, this Agreement shall become effective on the later of the Approval Date and the eighth (8th) day following the Execution Date (the “Release Effective Date”).  In the event of Hauser’s failure to execute and deliver this Agreement prior to the Release Expiration Date, or his revocation of this Agreement during the applicable revocation period, this Agreement will be null and void and of no effect, neither the Company nor Hauser will have any further obligations under this Agreement, Hauser shall not be entitled to the Consideration (as defined below), and Hauser’s and the Company’s rights vis-à-vis Hauser’s employment with the Company and any termination thereof shall be governed by the terms of the Employment Agreement and the Bankruptcy Code.

Section 3.               Consulting Arrangement.

(a)           Termination of Employment; Commencement of Consulting Services.  Hauser hereby acknowledges the mutually agreed termination of his employment with the Company and each other subsidiary and affiliate thereof (collectively, the “Company Group”) in all capacities, including without limitation as Chief Executive Officer of the Company, and the commencement of his services as a consultant, in each case effective as of the Release Effective Date.  Hauser also hereby agrees to take all necessary action pursuant to the Company’s Amended and Restated By-Laws to resign, effective as of the Release Effective Date, as Chairman and a member of the Company’s Board of Directors and to withdraw his name from the slate of directors to be considered for election to the Company’s Board of Directors and from the Board of Directors of Reorganized FairPoint (as such term is defined in the Debtors’ Modified Second Amended Joint Plan of Reorganization filed in the Bankruptcy Court (together with any further amended Joint Plan of Reorganization confirmed by the Bankruptcy Court, the “Plan”)).  Except as specifically set forth herein, the Release Effective Date shall be the termination date of Hauser’s employment for purposes of determining participation in and coverage under all equity and option vesting and other benefit plans and programs sponsored by or through the Company or any other member of the Company Group.  Within ten (10) days following the Release Effective Date, Hauser shall be paid any unpaid annual base salary for days worked through the Release Effective Date and any reimbursements for business expenses incurred and submitted to the Company prior to the Release Effective Date in accordance with the Company’s expense reimbursement policies (collectively, the “Accrued Obligations”).

(b)           Consulting Period.  The “Consulting Period” shall mean the period commencing on the Release Effective Date and expiring on the earlier of (i) March 31, 2011, and (ii) the effective date of the Plan (the “Plan Effective Date”).

(c)           Consulting Services.  During the Consulting Period, Hauser shall render such assistance to the Company as a consultant as requested by the Company’s Chief Executive Officer, being available on a full-time basis and giving at all times the full benefit of his knowledge, expertise, technical skill, and ingenuity, in all matters involved in or relating to the business of the Company (the “Consulting Services”).

(d)           Consideration.  In consideration of the Consulting Services, Hauser’s release and waiver of claims set forth in Section 4(b) below, and Hauser’s agreement to comply with the restrictions set forth in Section 6 below, and subject to both Hauser’s compliance with the other provisions of this Agreement and to any tax withholding that the Company determines to be appropriate, as well as the occurrence of the Approval Date, the Company will pay Hauser consideration consisting of:

(i)            Cash consulting fees in the amount of $3,450,000, which shall be paid in monthly installments as of the first day of the month in the amount of $300,000 until, and with the remaining balance, if any, to be paid upon, the later of (i) March 31, 2011, and (ii) the Plan Effective Date (the later of (i) and (ii) being the “Final Payment Date”); provided, however, that if the Release Effective Date is not the first day of a calendar month, then a proportional payment shall be due on the Release Effective Date in an amount equal to $300,000 times the number of days after the Release Effective Date to the last day of the month in which the Release Effective Date occurs, divided by the number of days in such calendar month; provided further, however, that in no event shall the sum of such monthly installments exceed $3,450,000, and in the event that the Final Payment Date has not occurred prior to the payment of the final installment, such installment shall be reduced from $300,000 as necessary such that Hauser shall have received $3,450,000 in the aggregate as of the payment of such final installment pursuant to this Section 3(d)(i).

(ii)           Pursuant to the 2010 Long Term Incentive Plan of Reorganized FairPoint (the “LTIP”), a one-time issuance of 133,588 Shares (as such term is defined in the LTIP), granted as soon as practicable following the Plan Effective Date, which Shares shall be fully vested as of the date of grant and shall be otherwise subject to the terms and conditions of the LTIP; provided, that if the Board decides to change the number of Shares to be issued pursuant to the Plan on the Plan Effective Date to some amount other than the 51,444,788 contained in the Plan dated March 10, 2010, Hauser shall, in lieu of the number of Shares set forth above, be issued one Share for every 385.10 shares to be issued to the holders of Allowed Claims under Sections 5.4 and 5.7 of the Plan;

(iii)          Continued participation in the Company’s health insurance plan on the same basis as active employees of the Company for ninety (90) days following the Release Effective Date, or until such earlier time as his participation is no longer permitted by the terms of such plan (the “Participation End Date”), and thereafter an additional amount in cash equal to $31,131.84, representing Hauser’s cost of COBRA medical insurance, group life insurance, and long-term disability insurance coverage during the period commencing upon the Participation End Date and ending upon the second (2nd) anniversary of the Participation End Date, such amount to be payable together with the first monthly installment of the cash consulting fees set forth in Section 3(d)(i) above; and

(iv)          Reimbursement, in an amount not to exceed $30,000, for his professional fees and expenses incurred in the negotiation and preparation of this Agreement, payable within 60 days after Hauser submits reasonable documentation thereof (which documentation shall be submitted within 90 days after the Release Effective Date).

The consideration payable pursuant to this Section 3(d) shall be referred to herein as the “Consideration”.  During the Consulting Period, Hauser will also be entitled to reimbursement for reasonable expenses incurred in connection with providing the Consulting Services, subject to timely submission for reimbursement in accordance with the Company’s expense reimbursement policies.

(e)           Status as Consultant.  Hauser agrees to perform the Consulting Services as an independent contractor, and not as an employee, agent, or representative of the Company or any other member of the Company Group, and unless authorized in writing by the Company, Hauser shall not have the power or authority to act on behalf of, or bind in any way, the Company or any other member of the Company Group.  As an independent contractor, Hauser will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to him under this Agreement, and neither the Company nor any other member of the Company Group will withhold for taxes from any such amounts.

(f)            No Further Entitlements.  Hauser acknowledges and agrees that the payment of the Accrued Obligations and the Consideration is in full discharge of any and all liabilities and obligations of the Company Group, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of any member of the Company Group, including without limitation the Employment Agreement.  Further, Hauser acknowledges and agrees that in no event shall any member of the Company Group have any further obligations under the Employment Agreement after the Release Effective Date.

(g)           Indemnification.  Notwithstanding anything in paragraph (f) above to the contrary, Hauser will continue to be eligible after the Release Effective Date to the same indemnification rights as any former officer or director of the Company; provided, however, that such indemnification rights shall be not less than those rights provided to former officers and directors of the Company pursuant to the Plan dated March 10, 2010.

Section 4.               Release and Waiver of Claims.

(a)           Definition.  As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)           Hauser’s Release and Waiver of Claims.

(i)            For and in consideration of good and valuable consideration, including the Company’s release and waiver of claims described in Section 4(c) below and the Consideration described in Section 3(a) above, Hauser, for and on behalf of Hauser and Hauser’s heirs, administrators, executors, and assigns, effective as of the Release Effective Date, does fully and forever release, remise, and discharge the members of the Company Group, together with each of their respective officers, directors, partners, shareholders, employees, agents, attorneys, and advisors (collectively, the “Company Released Parties”), and the Lender Steering Committee (as defined in the Plan), the DIP Lenders (as defined in the Plan), the Prepetition Credit Agreement Lenders (as defined in the Plan), the DIP Agent (as defined in the Plan), and the Prepetition Credit Agreement Agent (as defined in the Plan), together with each of their respective officers, directors, partners, shareholders, employees, agents, attorneys, and advisors (collectively, the “Lender Released Parties”), from any and all claims whatsoever up to and including the Execution Date that Hauser had, may have had, or now has against any of the Company Released Parties or the Lender Released Parties, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to Hauser’s employment or the termination of Hauser’s employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law or regulation dealing with discrimination based on race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under any applicable law or regulation, including under the following statutes:  the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the North Carolina Equal Employment Practices Act, and the North Carolina Persons with Disabilities Act, each as may be amended from time to time, and all other United States federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of an employee.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(ii)           Hauser acknowledges and agrees that as of the Execution Date, Hauser has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(iii)          By executing this Agreement, Hauser is specifically releasing all claims relating to his employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(iv)          Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of Hauser’s claims for indemnification as a former officer or director of the Company as stated in Section 3(g) above or Hauser’s rights with respect to payment of amounts and other benefits under this Agreement or any claims that cannot be waived by law.

(c)           The Company’s and Lenders’ Release and Waiver of Claims.  For and in consideration of Hauser’s continuing obligations to the Company pursuant to this Agreement, as well as Hauser’s waiver and release of claims described in Section 4(b) above, the Company, on behalf of itself and the other Company Released Parties, and Bank of America, N.A., as Administrative Agent for the Pre-Petition and Post-Petition Lenders (the “Agent”), on behalf of the Lender Released Parties, hereby release and forever discharge Hauser from any and all claims whatsoever up to and including the Execution Date that the Company Released Parties or the Lender Released Parties had, may have had, or now have for or by reason of any claim arising out of or attributable to Hauser’s employment, or the termination of Hauser’s employment, with the Company, or pursuant to any federal, state, or local law or regulation

(excluding in all events any claims that any of the Company Released Parties or the Lender Released Parties may have in the future for a breach of this Agreement or the Employment Agreement, or based on any criminal actions by Hauser).

Section 5.               Knowing and Voluntary Waiver.  Hauser expressly acknowledges and agrees that Hauser:

(a)           Is able to read the language, and understand the meaning and effect, of this Agreement;

(b)           Has no physical or mental impairment of any kind that has interfered with Hauser’s ability to read or understand the meaning of this Agreement or its terms, and that Hauser is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)           Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide Hauser with the Consideration and because of the Company Released Parties’ and the Lender Released Parties’ agreement to waive and release Hauser from claims as set forth in Section 4(c) above, which the Company Released Parties and the Lender Released Parties have agreed to provide because of Hauser’s agreement to accept it in full settlement of all possible claims Hauser might have or ever had that are released hereunder, and because of Hauser’s execution of this Agreement;

(d)           Acknowledges that but for Hauser’s execution of this Agreement, Hauser would not be entitled to the Consideration, which is conditioned upon the execution of a release, or the Company Released Parties’ and the Lender Released Parties’ waiver and release of claims described in Section 4(c) above;

(e)           Understands that, by entering into this Agreement, Hauser does not waive rights or claims under ADEA that may arise after the Execution Date;

(f)            Had or could have had until the Release Expiration Date in which to review and consider this Agreement, and that if Hauser executes this Agreement prior to the Release Expiration Date, Hauser has voluntarily and knowingly waived the remainder of the period for review ending on the Release Expiration Date;

(g)           Was advised to consult, and has consulted, with Hauser’s attorney regarding the terms and effect of this Agreement; and

(h)           Has signed this Agreement knowingly and voluntarily.

Section 6.               Restrictions.

(a)           Confidential Information.  Hauser acknowledges that by reason of his position with the Company, he has had complete access to and knowledge of the Company’s Confidential Information.  The Company’s “Confidential Information,” as used in this Agreement, means any form of data or information in the possession or control of the Company that relates to its business affairs, including but not limited to trade secrets, proprietary information, and other information not in the public domain.  Confidential Information includes, but is not limited to, product or service concepts and designs, marketing insights, technology related to the Company’s business, business methods and strategies, all financial information and plans of the Company, acquisition targets and potential targets, strategic business plans, pricing terms and methods, growth, expansion, and acquisition plans, financing and venture capital sources and plans, and all similar information that the Company holds in confidence or that competitors of the Company would be desirous of obtaining.  Hauser agrees to use the Confidential Information only for the purpose of or in connection with the Consulting Services and to keep the Company’s Confidential Information in strictest confidence and secrecy and not to use or disclose Confidential Information to any person or entity except for purposes of performing the Consulting Services and thereafter for a period of five (5) years.  Hauser will return all Confidential Information to the Company promptly upon the expiration of the Consulting Period.

(b)           Non-Compete.  Hauser agrees that, without the prior written consent of the Board, from the Release Effective Date until the Final Payment Date, he will not “Compete” with the Company in the “Prohibited Territory.”  For purposes of this Agreement, the term “Compete” means to be employed or engaged in any capacity, whether as an employee, as a consultant, or by self-employment, individually or on behalf of others, or to have any ownership interest in, any business or entity engaged in business in the “Communications Industry”; provided, however, that the purchase and ownership of capital stock of less than two percent (2%) in a publicly traded entity within the Communications Industry shall not constitute competing.  As used herein, the term “Communications Industry” shall have its broadest definition, as generally understood by the investing public, and includes, but is not necessarily limited to, the ownership, acquisition, and operation of, investment in, and the provision of services and technology related to Rural Local Exchange Carriers (RLECs), Incumbent Local Exchange Carriers (ILECs), Competitive Local Exchange Carriers (CLECs), Internet Service Providers (ISPs), cable television services, retail and wholesale distribution of long distance services, Internet portal services, web casting and web hosting, dedicated service lines (DSL), broadband, voice and video conferencing, voice mail services, voice, data, and video transmissions, cellular and wireless telephone, data, paging, and Internet access services, prepaid calling cards and other prepaid communication services, electronic mail services, directory and operator assistance services, facsimile and data services, and other similar and related services and products.  For purposes of this Agreement, the term “Prohibited Territory” shall mean and include any State within the United States where the Company is engaged in business in the Communications Industry.  For purposes of this Agreement, a person or entity is considered to be Competing in the Prohibited Territory if he or it is engaged in offering or providing products or services related to the Communications Industry within the Prohibited Territory, regardless of the geographic location of the Competing individual or entity.

(c)           Acknowledgement.  Hauser acknowledges that the terms of this Section 6, including the definitions of Compete, Communications Industry, and Prohibited Territory, and the restricted period set forth in Section 6(b) above (which may extend beyond the Consulting Period) are reasonable, and are no broader than necessary to protect the Company’s legitimate business interests.  Hauser specifically acknowledges and agrees that (i) he has received adequate and valuable consideration for entering into this Agreement, (ii) the Company is currently engaged in business in the Communications Industry, (iii) the nature of the

Communications Industry is such that the range of business and competition is not necessarily contained within easily definable geographic territories, and that, in many respects, otherwise unrelated aspects of the Communications Industry are competitive with each other (for example, cable television providers, telephone companies, wireless providers, and ISPs all compete with each other to provide Internet access and services to consumers and businesses), (iv) the business of investing in and operating RLECs, ILECs, CLECs, and ISPs is highly competitive, and (v) by reason of his responsibilities as Chairman and Chief Executive Officer of the Company, Hauser was intimately familiar with and engaged in developing the Company’s business, financial, strategic, and growth plans and other Confidential Information, and that if he engages in any of the activity prohibited by this Section 6, it is inevitable that he would use or disclose Confidential Information of the Company.

(d)           Enforcement.  Hauser agrees that the Company would suffer irreparable harm in the event of any violation of this Section 6, and the Company is therefore entitled to injunctive relief to enforce the provisions hereof.  The provisions of Section 6 shall survive the termination of this Agreement in accordance with their terms, and shall inure to the benefit of the Company and its affiliates, and each of their successors and assigns.

Section 7.               Other Obligations, Commitments, and Representations of Hauser.

(a)           No Suit.  Hauser, the Company, on behalf of itself and the Company Released Parties, and the Agent, on behalf of the Lender Released Parties, represent and warrant that they have not previously filed, and to the maximum extent permitted by law agree not to file, a claim against the other party, respectively, regarding any of the claims respectively released herein.  If, notwithstanding this representation and warranty, either Hauser or any of the Company Released Parties or the Lender Released Parties has filed or files such a claim, the filing party agrees to cause such claim to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such claim, including without limitation the attorneys’ fees and expenses of any of the parties against whom such a claim has been filed.

(b)           Cooperation.

(i)            Hauser agrees to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge.  The Company agrees to reimburse Hauser for reasonable out-of-pocket expenses incurred at the request of the Company with respect to his compliance with this paragraph.

(ii)           Hauser agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to his employment by the Company and/or any other member of the Company Group, he will give prompt notice of such request to the Company’s General Counsel and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(c)           No Violations.  Hauser represents that he has not informed any member of the Company Group of, and that he is unaware of, any alleged violations of law or other misconduct by any member of the Company Group.

(d)           Return of Property.  Hauser agrees that he will promptly return to the Company on or within five (5) days after the Release Effective Date all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, beeper, keys, card access to the building and office floors, phone card, computer user name and password, disks, and/or voicemail code.  Hauser further acknowledges and agrees that the Company shall have no obligation to provide the Consideration unless and until he has satisfied all of his obligations pursuant to this paragraph.

(e)           Non-Disparagement.  Hauser agrees that he will make no disparaging or defamatory comments regarding the Company in any respect, any aspect of his relationship with the Company, or the conduct or events that precipitated his termination of employment.  Similarly, the Company shall instruct its executive officers and directors to refrain from making any disparaging or defamatory comments regarding Hauser in any respect, any aspect of Hauser’s relationship with any member of the Company Group, or the conduct or events that precipitated Hauser’s termination of employment from any member of the Company Group (it being understood that the foregoing shall not prevent any representative of the Company Group from verifying Hauser’s employment to any potential subsequent employer).  The obligations of Hauser and the Company under this Agreement shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 8.               Employee Charges.  Subject to the conditions of this section, Hauser authorizes the Company to deduct from Hauser’s pay or business expense reimbursements and to reduce any payments and benefits owing to Hauser by the amount of any outstanding and unpaid Employee Charges (as defined below), except to the extent such offset is not permitted under Section 409A of the Internal Revenue Code without the imposition of additional taxes or penalties on Hauser.  Hauser further agrees that if any Employee Charges remain outstanding and unpaid after such deduction or reduction, Hauser shall be indebted to the Company for such amount and shall promptly repay such amount.  “Employee Charges” are any amounts Hauser owes to the Company for advances, overpayments, and any other charges due from Hauser to the Company, including without limitation charges for personal telephone calls or travel or entertainment expenses, travel or entertainment advances, personal courier and postal charges, personal copying charges, and other charges that may arise out of the application of Company policies.  Notwithstanding the foregoing, no such deduction or reduction shall be made and no such indebtedness shall be created with respect to items (i) not identified by the Company to Hauser in writing prior to the date that is thirty (30) days prior to the Final Payment Date; (ii) for which Hauser was not given a minimum of fourteen (14) days after receipt of the writing identifying the items to respond; and (iii) that Hauser was not given a substantive opportunity to reasonably contest, provided that any final determination as to the imposition of Employee Charges shall be made by the Board, in good faith, after taking into account Hauser’s arguments.  Any dispute arising out of or relating to this Section 8 that is not resolved by Hauser and the Company shall be submitted to arbitration in Charlotte, North Carolina in accordance with North

Carolina law and the procedures of the American Arbitration Association with a single arbitrator, but only to the extent that the aggregate amount in dispute exceeds $100,000.  The determination of the arbitrator shall be conclusive and binding on the Company and Hauser and judgment may be entered on the arbitrator’s awards in any court having competent jurisdiction.

Section 9.               No Admission of Liability.  Hauser understands and agrees that this Agreement does not in any manner constitute an admission of liability or wrongdoing by any member of the Company Group, but that any such liability or wrongdoing is expressly denied, and that, except to the extent necessary to enforce this Agreement, neither the Agreement nor any part of it may be construed as, used, or admitted into evidence in any judicial, administrative, or arbitral proceeding, as an admission of any kind by any of the parties.

Section 10.             Notices.  Unless otherwise provided in this Agreement, any notices required or permitted under this Agreement shall be in writing and delivered by hand, messenger, courier, or by registered or certified mail:

(a)           if to Hauser, at Hauser’s last address on record with the Company;

(b)           if to any member of the Company Group, to FairPoint Communications, Ltd., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202, Attn: General Counsel.

Section 11.             Assignment; Binding Obligations.  Hauser’s obligations, rights, and benefits under this Agreement are personal to Hauser and shall not be assigned to any person or entity without written consent from the Company.  The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

Section 12.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 13.             Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding Hauser’s separation from service.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including without limitation the Employment Agreement.

Section 14.             Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NORTH CAROLINA LAW (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

FAIRPOINT COMMUNICATIONS, INC.

		By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President
Date: August 16, 2010

/s/ David L. Hauser
David L. Hauser
Date: August 16, 2010

Acknowledged and agreed, solely in respect of Section 4(c) and Section 7(a) of this Agreement:

BANK OF AMERICA, N.A., as Administrative Agent for the Pre-Petition and Post-Petition Lenders

By:	/s/ Christopher Post
Name: Christopher Post
Title: Vice President

[Signature Page to Hauser Consulting Agreement and General Release]